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                                                                      Exhibit 12
                     UNION TANK CAR COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Dollars in Thousands)

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
                                                            For the year ended December 31,
                                         Line     ----------------------------------------------------
                                         number     2001       2000       1999       1998       1997
                                        -------   --------   --------   --------   --------   --------

Income Available for Fixed Charges:
----------------------------------
Income from continuing operations          1      $110,878   $141,314   $132,568   $142,307   $120,337

Provision for federal income taxes
  and foreign taxes                        2        58,190     74,194     73,342     82,482     69,255

Provision for state income taxes           3         4,748      3,828      4,925      4,909      4,648

Fixed charges (line 8)                     4       111,111    100,189     94,142     91,601     92,707
                                                  --------   --------   --------   --------   --------

Income available for fixed charges         5      $284,927   $319,525   $304,977   $321,299   $286,947
                                                  ========   ========   ========   ========   ========


Fixed Charges:
----------------------------------
Interest expenses (including
  amortization of debt discount) as
  shown on the consolidated statement
  of income                                6      $ 85,633   $ 76,641   $ 73,298   $ 71,478   $ 75,687

Add interest portion of rent expense       7        25,478     23,548     20,844     20,123     17,020
                                                  --------   --------   --------   --------   --------

Total fixed charges                        8      $111,111   $100,189   $ 94,142   $ 91,601   $ 92,707
                                                  ========   ========   ========   ========   ========

Number of times fixed charges were
  earned (line 5/line 8)                              2.56x      3.19x      3.24x      3.51x      3.10x
                                                  ========   ========   ========   ========   ========
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